AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN TEMPLETON GLOBAL ALLOCATION FUND

THIS INVESTMENT MANAGEMENT AGREEMENT, dated as of May 1, 2013, is made between FRANKLIN TEMPLETON INTERNATIONAL TRUST, a Delaware statutory trust (the “Trust”), on behalf of FRANKLIN TEMPLETON GLOBAL ALLOCATION FUND (the “Fund”), a series of the Trust, and FRANKLIN ADVISERS, INC., a California corporation (the “Manager”), and amends and restates the prior Investment Management Agreement between the Trust, on behalf of the Fund, and the Manager, dated as of August 1, 2011.

WHEREAS, the Trust has been organized and intends to operate as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, its By-Laws and its Registration Statement under the 1940 Act and the Securities Act of 1933, all as heretofore and hereafter amended and supplemented; and the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative and other services for the Fund; and,

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Fund.

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

1.                  Employment of the Manager. The Trust hereby employs the Manager to manage the investment and reinvestment of the Fund’s assets (“Assets”), to administer its affairs and to provide or procure, as applicable, the administrative and other services described in Section 2.C. of this Agreement, as may be supplemented from time to time, subject to the oversight of the Board of Trustees, for the period and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

2.                  Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.                Investment Management Services.

(a)                The Manager shall provide certain investment advisory services for the Fund, including (i) being responsible for the allocation and reallocation of the Assets for investment and reinvestment among itself and the various subadvisers to the Fund, as may be retained from time to time by the Manager (each a “Subadviser”); (ii) providing on going monitoring of each Subadviser and that portion of the Assets managed by such Subadviser (the “Subadvised Portion”); and (iii) managing the investment and reinvestment of that portion of the Assets (which amount may be $0), that are not otherwise allocated to and managed by a Subadviser from time to time (the “Manager’s Portion”), all in accordance with the investment goals, policies and strategies of the Fund, as may be amended from time to time, and any directions which the Trust’s Board of Trustees, with respect to the Assets, may issue from time to time. In pursuance of the foregoing, the Manager shall make all determinations with respect to the Manager’s Portion and the purchase and sale of its investment securities, and shall take such steps as may be necessary to implement the same, except to the extent otherwise delegated to a Subadviser. Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s investment securities shall be exercised to the extent not otherwise delegated to or retained by a Subadviser. The Manager shall render or cause to be rendered regular reports to the Trust, at regular meetings of its Board of Trustees and at such other times as may be reasonably requested by the Trust’s Board of Trustees, of (i) the decisions made with respect to the investment of the Assets and the purchase and sale of its investment securities, (ii) the reasons for such decisions, and (iii) the extent to which those decisions have been implemented.

(b)               The Manager, subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time, shall place, in the name of the Fund and with respect to the Manager’s Portion, orders for the execution of the securities transactions. When placing such orders, the Manager shall seek to obtain the best net price and execution for the Fund, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Manager in accordance with the standards set forth below. Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker. To the extent a Subadviser has agreed under its contract with the Manager to place orders for the execution of securities transactions on behalf of the Fund, such Subadviser shall be responsible for such execution.

Accordingly, the Trust and the Manager agree that the Manager may select brokers for the execution of the Fund’s transactions with respect to the Manager’s Portion from among:

(i)                 Those brokers and dealers who provide quotations and other services, specifically including the quotations necessary to determine the Fund’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

(ii)               Those brokers and dealers who supply research, statistical and other data to the Manager which the Manager or its affiliates may lawfully and appropriately use in their investment management capacities, which relate directly to securities, actual or potential, of the Fund, or which place the Manager in a better position to make decisions in connection with the management of the Assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

(c)                The Manager shall render such regular reports regarding brokerage transactions to the Trust as may be reasonably requested from time to time by the Trust.

(d)               The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Fund.

(e)                Decisions on proxy voting shall be made by the Manager with respect to the Manager’s Portion and as may be requested from time to time by a Subadviser unless the Board of Trustees determines otherwise. Pursuant to its authority, the Manager shall have the power to vote, either in person or by proxy, all securities in which the Manager’s Portion may be invested from time to time or as may be requested from time to time by a Subadviser, and shall not be required to seek instructions from the Fund with respect thereto. With respect to litigation, class action settlements or regulatory actions relating to securities held by the Fund, the Manager and any Subadviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Board of Trustees on behalf of the Trust.

B.                 Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials. The Manager, its officers and employees will make available and provide accounting and statistical information required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

C.                 Administrative Services.  The Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Fund to the extent that any such services are not otherwise provided by any Subadviser or other service provider to the Fund:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Fund as contemplated in this Agreement; (b) providing trading desk facilities; (c) authorizing expenditures on behalf of the Fund; (d) supervising preparation of periodic reports to Fund shareholders, notices of distributions and attending to routine shareholder communications; (e) coordinating and supervising the daily pricing and valuation of the Fund’s investment portfolio; (f) providing fund accounting services, including preparing and supervising publication of daily net asset value quotations and other financial data; (g) monitoring and coordinating relationships with unaffiliated service providers; (h) supervising the Fund’s compliance with recordkeeping requirements under the federal securities, state and foreign laws and regulations and maintaining books and records for the Fund; (i) preparing and filing of domestic and foreign tax reports and monitoring the Fund’s compliance with all applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Fund’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of investment companies; the Fund’s investment goals, policies and restrictions; and the Code of Ethics and other policies applicable to the Fund; (k) preparing regulatory reports; (l) preparing and arranging for the filing of registration statements and other documents with the U.S. Securities and Exchange Commission and other federal, state and foreign or other regulatory authorities; (m) maintaining a review and certification program and internal controls and procedures in accordance with the Sarbanes Oxley Act of 2002 as applicable; and (n) providing executive, clerical and other personnel needed to carry out the above responsibilities.

            Nothing in this Agreement shall obligate the Trust or the Fund to pay any compensation to the officers of the Trust who are officers, directors, stockholders or employees of the Manager or its affiliates.  Nothing in this Agreement shall obligate the Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Trust to perform services on behalf of the Fund.

D.                Other Obligations and Services. The Manager shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Fund and their investment activities.

E.                 Delegation of Services. The Manager may, at its expense, select and contract with one or more Subadvisers registered under the Investment Advisers Act of 1940 to perform some or all of the services for the Fund for which it is responsible under Section 2.A. of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Fund’s investment goals and strategies. The Manager will compensate any Subadviser for its services to the Fund. The Manager will evaluate the Subadvisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Subadviser. The Manager also may terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected and the requisite approval of the Fund’s shareholders, if any is required, is obtained. The Manager will continue to have responsibility for all advisory services furnished by any Subadviser and will supervise each Subadviser in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

            The Manager may, at its expense, also delegate to one or more entities some or all of the services for the Fund for which the Manager is responsible under Section 2.C. of this Agreement.  The Manager will be responsible for the compensation, if any, of any such entities for such services to the Fund, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have responsibility and liability for all such services provided to the Fund under this Agreement and will supervise each delegate in its performance of its duties for the Fund with a view to preventing violations of the federal securities laws.

3.                  Expenses of the Fund. It is understood that the Fund will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Fund shall include:

A.                Fees and expenses paid to the Manager as provided herein;

B.                 Expenses of all audits of the Fund by independent public accountants;

C.                 Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Fund;

D.                Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

E.                 Salaries and other compensations of executive officers of the Trust who are not officers, directors, stockholders or employees of the Manager or its affiliates;

F.                  Taxes levied against the Fund;

G.                Brokerage fees and commissions in connection with the purchase and sale of securities for the Fund;

H.                Costs, including the interest expense, of borrowing money;

I.                   Costs incident to meetings of the Board of Trustees of the Trust and shareholders of the Fund, reports to the Fund’s shareholders, the filing of reports with regulatory bodies and the maintenance of the Fund’s and the Trust’s legal existence, except as otherwise agreed to by the Trust, on behalf of the Fund, and the Manager or its affiliates;

J.                   Legal fees, including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

K.                Trustees’ fees and expenses of trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

L.                 Costs and expense of registering and maintaining the registration of the Fund and its shares under federal and any applicable state laws, including the printing and mailing of prospectuses to its shareholders and any other related regulatory expenses;

M.               Trade association dues;

N.                The Fund’s pro rata portion of fidelity bond, errors and omissions, and trustees and officer liability insurance premiums; and

O.                The Fund’s portion of the cost of any proxy voting service used on its behalf.

4.                  Compensation of the Manager. The Fund shall pay a management fee in cash to the Manager based upon a percentage of the value of the Fund’s net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of each month.

A.                For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner that the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The rate of the management fee payable by the Fund shall be calculated daily at the following annual rates:

0.95% of the value of its net assets up to and including $1 billion;

0.93% of the value of its net assets over $1 billion up to and including $5 billion;

0.91% of the value of its net assets over $5 billion up to and including $10 billion;

0.89% of the value of its net assets over $10 billion up to and including $15 billion;

0.87% of the value of its net assets over $15 billion up to an including $20 billion; and

0.85% of the value of its net assets over $20 billion.

B.                 The management fee payable by the Fund shall be reduced or eliminated to the extent that Franklin/Templeton Distributors, Inc. has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith. The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services. The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

C.                 If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

D.                The Fund intends to invest in GAF Holdings Corporation, a Cayman Islands exempted company (the “Subsidiary”) in respect of which the Manager (i) provides investment advisory and other services and (ii) receives a management fee (the “Subsidiary Management Fee”) pursuant to an investment management agreement by and between the Subsidiary and the Manager dated August 1, 2011 (as amended, restated or otherwise modified from time to time, the “Subsidiary Agreement”).  In consideration of the Subsidiary Management Fee paid by the Subsidiary in which the Fund invests, and for as long as the Subsidiary Agreement remains in effect, the Manager agrees to waive irrevocably that portion of the management fee that would otherwise be paid by the Trust for and on behalf of the Fund to the Manager in any period in an amount equal to the amount of the Subsidiary Management Fee, if any, actually paid by the Subsidiary to the Manager under the Subsidiary Agreement during such period.

5.                  Activities of the Manager. The services of the Manager to the Fund are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. Subject to and in accordance with the Agreement and Declaration of Trust and By-Laws of the Trust and Section 10(a) of the 1940 Act, it is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Agreement and Declaration of Trust, By-Laws and the 1940 Act.

6.                  Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in this Agreement, the Manager:

A.                shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Fund’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

B.                 will make available to the Trust, promptly upon request, any of the Fund’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

7.                  Liabilities of the Manager.

A.                In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder, neither the Manager nor any of its directors, officers or employees shall be subject to liability to the Trust, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

B.                 Notwithstanding the foregoing, the Manager agrees to reimburse the Trust for any and all costs, expenses, and counsel and trustees’ fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements or amendments to its Registration Statement or similar documents, holdings of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the Securities and Exchange Commission) which the Trust incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control); or, (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 7.B., to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Trust, as relevant, the amount due for expenses subject to this Subparagraph 7.B. within thirty (30) days after a bill or statement has been received by the Manager therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Trust or for costs, expenses or damages the Trust may hereafter incur which are not reimbursable to it hereunder.

C.                 No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8.                  Renewal and Termination.

A.                This Agreement shall become effective on the date written below and, with respect to the provisions relating to the Fund, shall continue in effect for one (1) year thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one (1) year so long as such continuation is approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Board of Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not parties to the Agreement or “interested persons,” as defined in the 1940 Act, of such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

B.                 This Agreement:

(i)                 may at any time be terminated without the payment of any penalty, with respect to the Fund, either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Manager;
(ii)               shall immediately terminate with respect to the Fund in the event of its assignment; and
(iii)             may be terminated by the Manager on sixty (60) days’ written notice to the Fund.

C.                 As used in this Paragraph the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

D.                Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

9.                  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.              Limitation of Liability. Each party acknowledges and agrees that all obligations of the Trust under this Agreement are binding only with respect to the assets of the Fund; that any liability of the Trust under this Agreement with respect to the Trust, or in connection with the matters contemplated herein with respect to the Fund, shall be discharged only out of the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or from any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on May 1, 2013.

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of FRANKLIN TEMPLETON GLOBAL ALLOCATION FUND

By:	/s/ Karen L. Skidmore
Karen L. Skidmore
Title:	Vice President and Secretary

FRANKLIN ADVISERS, INC.

By:	/s/ Edward B. Jamieson
Edward B. Jamieson
Title:	President and Chief Investment Officer